Exhibit 10.3
FORM OF SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT
Dated [•]
between
CAPITAL MARITIME & TRADING CORP.
and
CRUDE CARRIERS CORP.

TABLE OF CONTENTS

Page
ARTICLE I

INTERPRETATION

Section 1.01 Definitions	1

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.01 Purchase and Sale of Shares	4
Section 2.02 Closing	4
Section 2.03 Purchase Price for Shares	4
Section 2.04 Condition of the Vessel	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 3.01 Organization and Corporate Authority	4
Section 3.02 Agreement Not in Breach of Other Instruments	4
Section 3.03 No Legal Bar	5
Section 3.04 Independent Investigation	5
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 4.01 Organization and Corporate Authority	5
Section 4.02 Agreement Not in Breach of Other Instruments	5
Section 4.03 No Legal Bar	5
Section 4.04 Good and Marketable Title to Shares	5
Section 4.05 The Shares	5
Section 4.06 Independent Investigation	6

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL OWNING SUBSIDIARY

Section 5.01 Organization Good Standing and Authority	6
Section 5.02 Capitalization	6
Section 5.03 Organizational Documents	6
Section 5.04 Agreement Not in Breach of Other Instruments	6
Section 5.05 Litigation	7
Section 5.06 Indebtedness	7

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Page
Section 5.07 Personnel	7
Section 5.08 Contracts and Agreements	7
Section 5.09 Compliance with Law	7
Section 5.10 No Undisclosed Liabilities	8
Section 5.11 Disclosure of Information	8
Section 5.12 Payment of Taxes	8
Section 5.13 Permits	8
Section 5.14 No Material Adverse Change in Business	8

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

Section 6.01 Title to Vessel	9
Section 6.02 No Encumbrances	9
Section 6.03 Condition	9

ARTICLE VII

PRE-CLOSING MATTERS

Section 7.01 Covenants of the Seller prior to the Closing Date	9

ARTICLE VIII

CONDITIONS OF CLOSING

Section 8.01 Conditions of the Seller	10
Section 8.02 Conditions of the Buyer	11

ARTICLE IX

COVENANTS

Section 9.01 Financial Statements	11

ARTICLE X

TERMINATION, AMENDMENTS AND WAIVERS

Section 10.01 Termination of Agreement	12
Section 10.02 Amendments and Waivers	12

ARTICLE XI

INDEMNIFICATION

Section 11.01 Indemnity by the Seller	12
Section 11.02 Indemnity by the Buyer	13
Section 11.03 Exclusive Post-Closing Remedy	13

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          SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of [•], by and between CAPITAL MARITIME & TRADING CORP. (the “Seller”), a corporation organized under the laws of the Republic of the Marshall Islands, and CRUDE CARRIERS CORP. (the “Buyer”), a corporation organized under the laws of the Republic of the Marshall Islands.
RECITALS
          WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the five hundred (500) shares of common stock (the “Shares”) representing all of the issued and outstanding shares of common stock of Cooper Consultants Co., a corporation organized under the laws of the Republic of the Marshall Islands (the “Vessel Owning Subsidiary”).
          WHEREAS, the Vessel Owning Subsidiary is the registered owner of the Liberian flagged motor tanker “Miltiadis MII” (the “Vessel”), IMO number: 9311619.
          WHEREAS, the Seller wishes to transfer to the Buyer all rights, title and interest in the Vessel and its inventory assets, and retain all assets, other than the Vessel, the Applicable Contracts (as defined below) and any necessary Permits (as defined below), and retain all liabilities of the Vessel Owning Subsidiary.
          WHEREAS, the Seller and Capital Ship Management Corp. (“CSM”) have executed a Management Agreement dated as of April 19, 2006 relating to management of the Vessel (the “Management Agreement”).
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
Interpretation
          Section 1.01 Definitions. In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
          “Agreement” means this Agreement, including its recitals and schedules, as amended, supplemented, restated or otherwise modified from time to time;
          “Applicable Contracts” has the meaning given to it in Section 5.08;
          “Applicable Law” in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;
          “Business Day” means any day other than a Saturday, Sunday or any statutory holiday on which banks in London, Greece and New York are required to close;

          “Buyer” has the meaning given to it in the preamble;
          “Buyer Entities” means the Buyer and its subsidiaries;
          “Buyer Indemnitees” has the meaning given to it in Section 9.01;
          “Charter” means the spot charter party agreement entered into on or about January 18, 2010 and between the Vessel Owning Subsidiary and Clearlake Shipping Ltd BVI for a voyage that commenced on February 10, 2010.
          “Closing” has the meaning given to it in Section 2.02;
          “Closing Date” has the meaning given to it in Section 2.02;
          “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its equity interests or to sell any equity interests it owns in another Person (other than this Agreement and the related transaction documents); (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a Person or owned by a Person; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person;
          “Contracts” means contracts, agreements or legally binding arrangements, written or oral;
          “Credit Facility” means the US$187 million credit facility agreement dated June 26, 2006 among the Seller, Deutsche Schiffsbank AG, Alpha Bank A.E., National Bank of Greece S.A., ING Bank N.V. and Bremer Landesbank Keditanstalt Oldenburg Girozentrale;
          “CSM” has the meaning given to it in the recitals;
          “Encumbrance” means any mortgage, lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, condition or encumbrance, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;
          “Equity Interest” means (a) with respect to any entity, any and all shares of capital stock or other ownership interest and any Commitments with respect thereto, (b) any other direct equity ownership or participation in a Person and (c) any Commitments with respect to the interests described in (a) or (b);
          “Governmental Authority” means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;
          “Initial Public Offering” means the initial public offering of the Buyer’s common stock;
          “IPO Closing Date” means the settlement date of the Initial Public Offering;
          “Losses” means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;
          “Management Agreement” has the meaning given to it in the recitals;
          “Notice” means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;
          “Organizational Documents” has the meaning given to it in Section 5.03;
          “Parties” means all parties to this Agreement and “Party” means any one of them;
          “Person” means an individual, entity or association, including any legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;
          “Permits” has the meaning given to it in Section 5.13;
          “Purchase Price” has the meaning given to it in Section 2.04;
          “Registration Statement” means the registration statement on Form F-1, Registration No. [•], as it may be amended from time to time, filed by the Buyer in connection with the Initial Public Offering.
          “Securities Act” means the Securities Act of 1933, as amended from time to time;
          “Seller” has the meaning given to it in the preamble;
          “Seller Entities” means the Seller and its subsidiaries and affiliates other than the Buyer Entities;
          “Seller Indemnities” has the meaning given to it in Section 9.02;
          “Shares” has the meaning given to it in the recitals;
          “Taxes” means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;
          “Vessel Owning Subsidiary” has the meaning given to it in the recitals; and
          “Vessel” has the meaning given to it in the recitals.

ARTICLE II
Purchase and Sale of Shares; Closing
          Section 2.01 Purchase and Sale of Shares. In accordance with and subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell and transfer the Shares to the Buyer and the Buyer agrees to purchase the Shares from the Seller for the Purchase Price, which in turn shall result in the Buyer indirectly owning the Vessel.
          Section 2.02 Closing. On the terms and subject to the conditions of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on the IPO Closing Date, or if agreed by the parties, as promptly as practicable thereafter, but in any case within 45 days from the IPO Closing Date (the “Closing Date”). The consummation of the sale and transfer of the Shares is hereinafter referred to as the “Closing.” The Closing shall take place at the premises of CSM at 3 Iassonos Street, Piraeus, Greece.
          Section 2.03 Purchase Price for Shares. On the Closing Date, the Buyer shall pay to the Seller (by wire transfer of immediately available funds to such account as the Seller shall nominate) the amount of US $71,250,000 (the “Purchase Price”) in exchange for the Shares. The Buyer shall have no responsibility or liability hereunder for the Seller’s allocation and distribution of the Purchase Price among the Seller Entities.
          Section 2.04 Condition of the Vessel. The Parties acknowledge and agree that the Vessel with everything belonging to it shall be at the Sellers’ risk and expense until it is delivered to the Buyer and that, subject to the representations and warranties in this Agreement, the Vessel shall be delivered and taken over by the Buyer, with everything belonging to it, on an “as is, where is” basis, but free from outstanding recommendations and average damage affecting its present class and with all its class, national and international trading certificates clean and valid at the time of delivery.
ARTICLE III
Representations and Warranties of the Buyer
          The Buyer represents and warrants to the Seller that:
          Section 3.01 Organization and Corporate Authority. The Buyer is duly formed, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of the Buyer. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Buyer.
          Section 3.02 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Buyer is a party or by which it is bound, the Articles of Incorporation and Bylaws of the Buyer, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Buyer is bound, or any law, rule or regulation applicable to the Buyer which would have a material effect on the transactions contemplated hereby.

          Section 3.03 No Legal Bar. The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.
          Section 3.04 Independent Investigation. The Buyer has had the opportunity to conduct to its own satisfaction an independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Vessel Owning Subsidiary and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Articles IV, V and VI.
ARTICLE IV
Representations and Warranties of the Seller
          The Seller represents and warrants to the Buyer that:
          Section 4.01 Organization and Corporate Authority. The Seller is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of the Seller. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Seller.
          Section 4.02 Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Seller is a party or by which it is bound, the Articles of Incorporation and Bylaws of the Seller, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Seller is bound, or any law, rule or regulation applicable to the Seller.
          Section 4.03 No Legal Bar. The Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Seller which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.
          Section 4.04 Good and Marketable Title to Shares. The Seller is the owner (of record and beneficially) of all of the Shares and will convey to the Buyer good and marketable title to the Shares, free and clear of any and all Encumbrances. The Shares constitute 100% of the issued and outstanding Equity Interests of the Vessel Owning Subsidiary.
          Section 4.05 The Shares. Assuming the Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the Buyer at the Closing of certificates representing the Shares, duly endorsed by the Seller for transfer to the Buyer or accompanied by appropriate instruments sufficient to evidence the transfer from the Seller to the Buyer of the Shares under the Applicable Laws of the relevant jurisdiction, or delivery of such Shares by electronic means, and upon the Seller’s receipt of the Purchase Price, the Buyer shall own good and valid title to the Shares, free and clear of any Encumbrances, other than those arising from acts of the Buyer Entities. Other than this Agreement and any related transaction documents, any agreement to which any Buyer Entity is a party, the Organizational Documents and any restrictions imposed by Applicable Law, at the Closing the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.
          Section 4.06 Independent Investigation. The Seller has had the opportunity to conduct to its own satisfaction an independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Buyer and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III.
ARTICLE V
Representations and Warranties of the Seller Regarding the Vessel Owning Subsidiary
          The Seller represents and warrants to the Buyer that:
          Section 5.01 Organization Good Standing and Authority. The Vessel Owning Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands. The Vessel Owning Subsidiary has full corporate power and authority to carry on its business as it is now, and has since its incorporation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts. No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Vessel Owning Subsidiary.
          Section 5.02 Capitalization. The Shares consist of the 500 shares of common stock without par value and have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total issued and outstanding capital stock of the Vessel Owning Subsidiary. There are not, and on the Closing Date there will not be, outstanding (i) any options, warrants or other rights to purchase from the Vessel Owning Subsidiary any capital stock of such Vessel Owning Subsidiary, (ii) any securities convertible into or exchangeable for shares of the capital stock of the Vessel Owning Subsidiary or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of the Vessel Owning Subsidiary.
          Section 5.03 Organizational Documents. The Seller has supplied to the Buyer true and correct copies of the organizational documents of the Vessel Owning Subsidiary, as in effect as of the date hereof and on the Closing Date (the “Organizational Documents”).
          Section 5.04 Agreement Not in Breach of Other Instruments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which the Vessel Owning Subsidiary is a party or by which it is bound including, without limitation, any of the Organizational Documents, or any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Vessel Owning Subsidiary.

          Section 5.05 Litigation.
     (a) There is no action, suit or proceeding to which the Vessel Owning Subsidiary is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Vessel Owning Subsidiary; and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding;
     (b) The Vessel Owning Subsidiary has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with its respective business, assets, or properties; and
     (c) There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Vessel Owning Subsidiary to take any action of any kind with respect to its respective business, assets or properties.
          Section 5.06 Indebtedness. As of the Closing Date, the Vessel Owning Subsidiary will not be indebted, directly or indirectly, to the Seller, any person who is an officer, director, stockholder or employee of the Seller or any spouse, child, or other relative or any affiliate of any such person. As of the Closing Date, neither the Seller nor any officer, director, stockholder, employee, relative or affiliate of the Seller will be indebted to the Vessel Owning Subsidiary.
          Section 5.07 Personnel. The Vessel Owning Subsidiary has no employees.
          Section 5.08 Contracts and Agreements. As of the date hereof, other than the Charter and the Management Agreement (together, the “Applicable Contracts”), there are no Contracts to which the Vessel Owning Subsidiary is a party or by which any of the assets of the Vessel Owning Subsidiary are bound or are expected to be bound and no other Contracts will be entered into by the Vessel Owning Subsidiary prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld.
     (a) Each of the Applicable Contracts is a valid and binding agreement of the Vessel Owning Subsidiary, and to the best knowledge of the Seller, of all other parties thereto;
     (b) The Vessel Owning Subsidiary has fulfilled all material obligations required pursuant to its Applicable Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder; and
     (c) There has not occurred any material default on the part of the Vessel Owning Subsidiary under any of the Applicable Contracts, or to the best knowledge of the Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Vessel Owning Subsidiary under any of the Contracts nor, to the best knowledge of the Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Applicable Contracts.
          Section 5.09 Compliance with Law. The conduct of business by the Vessel Owning Subsidiary does not and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Vessel Owning Subsidiary taken as a whole, nor has the Vessel Owning Subsidiary received any notice of any such violation.
          Section 5.10 No Undisclosed Liabilities. Other than liabilities and obligations arising under the Applicable Contracts, the Vessel Owning Subsidiary (and the Vessel owned by it) has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation). Notwithstanding the foregoing, the parties hereto acknowledge and agree that there may be obligations that arise under the Contracts that are not due and payable as of the date hereof and that will be the responsibility of the Seller pursuant to Section 11.01(c) of this Agreement.
          Section 5.11 Disclosure of Information. The Seller has disclosed to the Buyer all material information on, and about, the Vessel Owning Subsidiary and the Vessel and all such information is true, accurate and not misleading in any material respect. Nothing has been withheld from the material provided to the Buyer, the failure to disclose which would render the information provided to the Buyer untrue or misleading.
          Section 5.12 Payment of Taxes. The Vessel Owning Subsidiary has filed all foreign, federal, state and local income and franchise tax returns required to be filed, which returns are correct and complete in all material respects, and has timely paid all taxes due from it, and the Vessel is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.
          Section 5.13 Permits. The Vessel Owning Subsidiary has such permits, consents, licenses, franchises, concessions, certificates and authorizations (“Permits”) of, and has all declarations and filings with, and is qualified and in good standing in each jurisdiction of, all federal, provincial, state, local or foreign Governmental Authorities and other Persons, as are necessary to own or lease its properties and to conduct its business in the manner that is standard and customary for a business of its nature other than such Permits the absence of which, individually or in the aggregate, has not and could not reasonably be expected to materially or adversely affect the Vessel Owning Subsidiary. The Vessel Owning Subsidiary has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by the Closing Date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, materially or adversely affect the Vessel Owning Subsidiary, and none of such Permits contains any restriction that is materially burdensome to the Vessel Owning Subsidiary.
          Section 5.14 No Material Adverse Change in Business. Since December 31, 2009, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Vessel Owning Subsidiary, whether or not arising in the ordinary course of business, that would have or could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the results of operations, management, business affairs or business prospects of the Vessel Owning Subsidiary.

ARTICLE VI
Representations and Warranties of the Seller regarding the Vessel
          The Seller represents and warrants to the Buyer that:
          Section 6.01 Title to Vessel. The Vessel Owning Subsidiary is the owner (beneficially and of record) of the Vessel and has good and marketable title to the Vessel.
          Section 6.02 No Encumbrances. As of the Closing Date, the Vessel Owning Subsidiary and the Vessel are free of all Encumbrances and defects of the title of record other than the Encumbrances arising under the Charter.
          Section 6.03 Condition. The Vessel is (i) adequate and suitable for use by the Vessel Owning Subsidiary in the manner that is standard and customary for a vessel of its type, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; (v) in compliance in all material respects with the requirements of its class and classification society, and (vi) duly registered as a vessel under the laws of the Republic of Liberia under IMO Number 9311610 in the sole ownership of the Vessel Owning Subsidiary. All class certificates of the Vessel are clean and valid and free of recommendations affecting class.
ARTICLE VII
Pre-Closing Matters
          Section 7.01 Covenants of the Seller prior to the Closing Date. From the date of this Agreement to the Closing Date, Seller shall cause the Vessel Owning Subsidiary to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not, and shall not permit the Vessel Owning Subsidiary to, take any action that would result in any of the conditions to the purchase and sale of Shares set forth in Article VIII not being satisfied. In addition the Seller hereby agrees and covenants that it:
     (a) shall cooperate with the Buyer and use its reasonable best efforts to obtain, at or prior to the Closing Date, any consents required in respect of the transfer of the rights and benefits under the Charter to the Buyer;
     (b) without prejudice to Section 5.10 and Section 8.02(d), shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to cancel and discharge any indebtedness, liability and obligation of any nature of the Vessel Owning Subsidiary in connection with the Credit Facility and terminate the Management Agreement;
     (c) shall use its reasonable best efforts to take or cause to be taken promptly all actions and to do or cause to be done all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the Buyer in connection with the foregoing, including using all reasonable best efforts to obtain all necessary consents, approvals and authorizations from each Governmental Authority and each other Person that are required to consummate the transactions contemplated under this Agreement;

     (d) shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Vessel Owning Subsidiary and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby;
     (e) shall not amend, terminate, alter or otherwise modify or permit any amendment, termination, alteration or modification of any material provision of, or exercise or permit to be exercised any option contained in, the Charter of the Vessel Owning Subsidiary without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;
     (f) shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;
     (g) will not make, or allow to be made, any amendments to the Organizational Documents prior to any Closing Date without the prior written consent of the Buyer (such consent not to be unreasonably withheld); and
     (h) shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to any Vessel.
ARTICLE VIII
Conditions of Closing
          Section 8.01 Conditions of the Seller. The obligation of the Seller to sell or transfer the Shares is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing Date of the following conditions:
     (a) the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
     (b) the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the Closing Date;
     (c) no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Vessel Owning Subsidiary; and
     (d) all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Seller, and the Seller shall have received copies of all such documents and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          Section 8.02 Conditions of the Buyer. The obligation of the Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following conditions:
     (a) the representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date);
     (b) the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the Closing Date;
     (c) no legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Vessel Owning Subsidiary;
     (d) The Management Agreement shall have been terminated and any indebtedness, liability or obligation of any nature of the Vessel Owning Subsidiary in connection with the Credit Facility shall have been canceled and discharged and all liens and Encumbrances related thereto shall have been released;
     (e) the Buyer shall have consummated the Initial Public Offering and, in connection therewith, obtained the funds necessary to consummate the purchase and sale of the Shares of the Vessel Owning Subsidiary, and to pay all related fees and expenses;
     (f) the Buyer shall have received written consents from all third parties necessary or appropriate to effect the purchase and sale of the Shares of the Vessel Owning Subsidiary, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of such Vessel Owning Subsidiary or prevent the consummation of the transactions contemplated hereby; and
     (g) all proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
ARTICLE IX
Covenants
          Section 9.01 Financial Statements. The Seller agrees to cause the Vessel Owning Subsidiary to provide access to the books and records of the Vessel Owning Subsidiary to allow the Buyer’s outside auditing firm to prepare at the Buyer’s expense any information, review or audit the Buyer reasonably believes is required to be furnished or provided by the Buyer pursuant to applicable securities laws. The Seller will (A) direct its auditors to provide the Buyer’s auditors access to the auditors’ work papers and (B) use its commercially reasonable efforts to assist the Buyer with any such information, review or audit and to provide other financial information reasonably requested by the Buyer or its auditors, including the delivery by the Seller Entities of any information, letters and similar documentation, including reasonable “management representation letters” and attestations.
ARTICLE X
Termination, Amendments and Waivers
          Section 10.01 Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the purchase and sale of the Shares and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
     (a) by mutual written consent of the Seller and the Buyer;
     (b) in the event the IPO Closing Date has not occurred by June 30, 2010;
     (c) by the Seller if any of the conditions set forth in Section 8.01 have become incapable of fulfillment and have not been waived by the Seller and the Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
     (d) by the Buyer if any of the conditions set forth in Section 8.02 have become incapable of fulfillment and have not been waived by the Buyer and the Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
          Section 10.02 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each parties hereto. A party hereto may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform, but such waiver shall be void if not in writing.
ARTICLE XI
Indemnification
          Section 11.01 Indemnity by the Seller. The Seller shall be liable for, and shall indemnify the Buyer and each of its subsidiaries and each of their directors, employees, agents and representatives (the “Buyer Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Buyer Indemnitee:
     (a) by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty, or a failure to perform or observe any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;
     (b) by reason of any fees, expenses or other payments incurred or owed by the Seller or the Vessel Owning Subsidiary to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement;

     (c) by reason of, arising out of or otherwise in respect of obligations, liabilities, expenses, cost and claims relating to, arising from or otherwise attributable to the assets owned by the Vessel Owning Subsidiary or the assets, operations, and obligations of the Vessel Owning Subsidiary or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date; or
     (d) by reason of or arising out of the termination of this Agreement pursuant to Section 10.01(d) as a result of the Seller’s failure to satisfy any of the closing condition set forth in Section 8.02(a), (b), (d), (f) or (g).
          Section 11.02 Indemnity by the Buyer. The Buyer shall indemnify the Seller and its subsidiaries other than any Buyer Indemnitees and each of their respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty, or a failure to perform or observe any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.
          Section 11.03 Exclusive Post-Closing Remedy. After the Closing, the rights and remedies set forth in this Article XI shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement, except for (a) any non-monetary and equitable relief to which any Party may be entitled or (b) any remedy for willful misconduct or actual fraud.
ARTICLE XII
Miscellaneous
          Section 12.01 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessel is located, shall apply.
          Section 12.02 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that such party is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 12.02, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by the parties hereto to jurisdiction and service contained in this Section 12.02 is solely for the purpose referred to in this Section 12.02 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.
          Section 12.03 Resolution of Disputes.
     (a) Any dispute, claim, or controversy arising out of or relating to this Agreement (a “Dispute”) shall be resolved in accordance with the procedures set forth in this Section 12.03. These procedures shall be the sole and exclusive process for the resolution of any such Dispute.
     (b) Upon the written request of either party, the parties shall endeavor to settle the Dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules then in effect, except as modified herein. The mediator shall be selected by the parties hereto within five (5) days of the request for mediation. If the parties are unable to agree upon a mediator within five (5) days of the request for mediation, the mediator shall be selected by the American Arbitration Association. If the Dispute has not been resolved by mediation within ten (10) days of appointment of a mediator, either party may initiate arbitration as provided in this Section 12.03.
     (c) Any Dispute not resolved through the procedures set forth in Section 12.03(b) shall be finally settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect, except as modified herein. However, if a party has requested the other to participate in the procedures set forth in Section 12.03(b) above and the other has failed to participate, the requesting party may initiate arbitration immediately.
     (d) The arbitration shall be held, and the award rendered in, New York, New York. The language of the arbitration shall be English, but documents or testimony may be submitted in other language if a translation is provided. There shall be one arbitrator selected jointly by the parties within ten (10) days of respondent’s receipt of claimant’s demand for arbitration. If an arbitrator is not jointly selected by the parties within such ten-day period, such arbitrator will be selected within ten (10) days by the American Arbitration Association under its Commercial Arbitration Rules. The hearing shall be held no later than ninety (90) days following the appointment of the arbitrator. The arbitrator shall have no authority to amend or modify any of the terms of this Agreement. The arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Either party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The award shall be final and binding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon any award may be entered by any court having jurisdiction thereof.
     (e) Except to the extent necessary in connection with a proceeding relating to the arbitration or an arbitration award contemplated by this Section 12.03, information concerning (1) any documentary or other evidence given by a party or witness in the arbitration or (2) the arbitration award may not be disclosed by the arbitral tribunal, the administrator, any party, its counsel, or any other person or entity connected to the proceeding or related arbitration or judicial proceeding unless required to do so by contract, by law, or by a competent court or regulatory body, and then only to the extent of disclosing no more than that which is contractually or legally required. Any arbitrator shall be required to agree to treat as confidential the information outlined in clauses (1) and (2) of this Section 12.03(e) to the extent set forth in this Section 12.03(e). Following the resolution of or final arbitral decision made with respect to any Dispute, each party shall in good faith cooperate with the other party if such other party requires documentation to demonstrate to a third party that any Dispute that has been resolved.
          Section 12.04 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.
          Section 12.05 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.
          Section 12.06 Complete Agreement. This Agreement and Schedules hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.
          Section 12.07 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 12.08 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
          Section 12.09 Third Party Rights. Except to the extent provided in Article XI, a Person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.
          Section 12.10 Notices. Any notice, claim or demand in connection with this Agreement shall be delivered to the parties at the following addresses (or at such other address or facsimile number for a party as may be designated by notice by such party to the other party):
(a). if to Capital Maritime & Trading Corp., as follows:

Capital Maritime & Trading Corp.,
3 Iassonos Street,
Piraeus 185 37, Greece
Telephone: +30 210 428 4879
Fax: +30 210 428 4285
Email: i.lazaridis@capitalmaritime.com
Attention: Ioannis E. Lazaridis
(b). if to Crude Carriers Corp., as follows:
c/o Capital Ship Management Corp.,
3 Iassonos Street,
Piraeus 185 37, Greece
Fax:       +30 210 428 4285
Email:            crude@crudecarrierscorp.com
Attention:       Jerry G. Kalogiratos
and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.
          Section 12.11 Representations and Warranties to Survive. All representations and warranties of the Buyer and Seller contained in this Agreement shall survive the Closing and shall remain operative and in full force and effect after the Closing, regardless of (a) any investigation made by or on behalf of any Party or its affiliates, any Person controlling any Party, its officers or directors, and (b) delivery of and payment for the Shares.
          Section 12.12 Remedies. Except as expressly provided in Section 11.03, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided in this Agreement, nothing in this Agreement will be considered an election of remedies.
          Section 12.13 Non-recourse. No owner of Equity Interests in the Buyer shall be liable for the obligations of the Buyer under this Agreement or any of the related transaction documents, including, in each case, by reason of any payment obligation imposed by governing statutes. No owner of Equity Interests in the Seller shall be liable for the obligations of the Seller under this Agreement or any of the related transaction documents, including, in each case, by reason of any payment obligation imposed by governing statutes.
          Section 12.14 Laws And Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to violate or be in violation of any applicable law, statute, rule or regulation.
[Signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

CAPITAL MARITIME & TRADING CORP.

By:

Name:	Evangelos M. Marinakis
Title:	President and Chief Executive Officer

CRUDE CARRIERS CORP.

By:

Name:	Jerry G. Kalogiratos
Title:	Chief Financial Officer